UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 12, 2011

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC
               (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

          FLORIDA                     000-30392                  13-4172059
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(STATE OR OTHER JURISDICTION)  (COMMISSION FILE NUMBER)       (I.R.S. EMPLOYER
     OF INCORPORATION)                                         IDENTIFICATION)

              335 CONNIE CRESCENT, CONCORD, ONTARIO, CANADA L4K 5R2
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (905) 695-4142

                                       N/A
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          (Former name or former address, if changed since last report)

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information called for by this Item 1.01 is incorporated herein by reference to Item 3.02 of this report.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The information called for by this Item 1.02 is incorporated herein by reference to Item 3.02 of this report.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

As previously disclosed, Environmental Solutions Worldwide, Inc. (the "Company") conducted a rights offering to its existing stockholders, whereby each stockholder of record, as of the close of business on June 9, 2011, received one subscription right for each share of common stock, par value $0.001, of the Company ("Common Stock") which entitled such stockholder to purchase 0.51494 shares of Common Stock at a subscription price of $0.12 per share (the "Rights Offering"). The subscription rights under the Rights Offering expired on June 30, 2011. In connection with the Rights Offering, the Company entered an Investment Agreement, dated May 10, 2011 (the "Investment Agreement"), with Orchard Investments, LLC; Black Family 1997 Trust; Leon D. Black, UAD 11/30/92 FBO Alexander Black; Leon D. Black, UAD 11/30/92 FBO Benjamin Black; Leon D. Black, UAD 11/30/92 FBO Joshua Black; Leon D. Black, UAD 11/30/92 FBO Victoria Black; Leon D. Black; John J. Hannan and Richard Ressler (each individually a "Bridge Lender" and collectively the "Bridge Lenders"). Pursuant to the Investment Agreement, the Bridge Lenders agreed to provide a backstop commitment on the Rights Offering.

The Bridge Lenders are stockholders of the Company and were subordinated lenders under unsecured promissory notes in the aggregate amount of $4.0 million with the Company entered into on February 17, 2011 and April 27, 2011 (the "Notes"). The maturity date of the Notes was the earlier of: (1) the consummation of a rights offering which permitted all Bridge Lenders to exchange their Notes (and the other notes paid in-kind for the payment of interest under the Notes) for shares of Common Stock at $0.12 per share and (2) July 15, 2011.

Under the Rights Offering, the Bridge Lenders subscribed for 23,228,970 shares of Common Stock at a price of $0.12 per share, which was paid for through the exchange of principal and accrued interest on the Notes of approximately $2.8 million. Pursuant to backstop commitment, the Bridge Lenders purchased 27,714,385 shares of Common Stock at price of $0.12 per share for approximately $3.3 million, of which $2.0 million was paid in cash and $1.3 million was paid for through the exchange of the balance of principal and accrued interest due on the Notes. As a result of these transactions, the Company satisfied its obligations with respect to the Notes and the Notes were cancelled.

Proceeds of these transactions will be used by the Company to fund working capital and repayment of indebtedness.

Further, as previously disclosed, pursuant to certain securities subscription agreements the Company entered into on (i) March 23, 2010 for 9% convertible debentures and (ii) November 9, 2010 and December 8, 2010 for units comprised of common stock and warrants to purchase shares of common stock (collectively the "Prior Subscription Agreements") the investors under the Prior Subscription Agreements were granted certain anti-dilution rights which by agreements entered into on or about February 17, 2011 (the "Anti-dilution Agreements") were extended through to the closing of Rights Offering and the consummation of the transactions under the Investment Agreement. The closing of the Rights Offering and the consummation of the transactions under the Investment Agreement resulted in the Company issuing 22,500,000 additional shares of common stock collectively to the investors under the Anti-dilution Agreements.

The transactions with the Bridge Lenders under the Rights Offering and the Investment Agreement as well as the investors under the Anti-dilution Agreements were made in reliance on an exemption from the registration requirements of the Securities Act of 1933 contained in Section 4 (2) thereof, and the shares of Common Stock issued to the Bridge Lenders pursuant to the Rights Offering and Investment Agreement as well as the investors under the Anti-dilution Agreements were not covered by a registration statement filed pursuant to the Securities Act of 1933.

As a condition to closing the Investment Agreement, the Company entered into a registration rights agreement with the Bridge Lenders effective July 12, 2011 (the "Registration Rights Agreement"). The Registration Rights Agreement provides the Bridge Lenders with certain customary registration rights, which include demand and "piggyback" registration rights under the Securities Act of 1933 with respect to the shares of Common Stock purchased under the Investment Agreement and any other securities owned by the Bridge Lenders.

The foregoing summary of the Investment Agreement and Registration Rights Agreement do not purport to be complete and are subject to and qualified in its entirety by reference to the actual text of such documents, a copy of the Investment Agreement is attached to the Company's Form 8-K filed with the Securities and Exchange Commission May 10, 2011 as Exhibit 10.1 and a copy of the Registration Rights Agreement which is attached hereto as Exhibit 10.1 are incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No Description

10.1 Registration Rights Agreement entered into on July 12, 2011 by and among the Company and the Bridge Lenders.

                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.

Date: July 15, 2011

                              By: /S/ Mark Yung
                              ------------------
                              Mark Yung
                              Executive Chairman